Exhibit 5.1

[Letterhead of Freshfields Bruckhaus Deringer US LLP]

NEW YORK
601 Lexington Avenue
31st Floor
New York, NY 10022
T +	1 212 277 4000
F +	1 212 277 4001
W	www.freshfields.com

DOC ID	US2991199
OUR REF	MAL/PDT
CLIENT-MATTER NO.	169800-0001

Unimin Corporation

258 Elm Street

New Canaan, Connecticut 06840

May 31, 2018

Ladies and Gentlemen:

We are acting as counsel to Unimin Corporation, a Delaware corporation (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form S-8 (as amended from time to time, the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act), relating to shares of common stock (the Shares), par value $0.01 per share, of the Company, issuable pursuant to outstanding equity awards awarded under the Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan, the FMSA Holdings Inc. Stock Option Plan and the FMSA Holdings Inc. Long Term Incentive Compensation Plan (collectively, the Plans) that will be assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of December 11, 2017 (the Merger Agreement), by and among the Company, SCR-Sibelco NV, a privately-owned Belgian company, Bison Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, Bison Merger Sub I, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and Fairmount Santrol Holdings Inc., a Delaware corporation. Capitalized terms not defined herein have the same meaning given to them in the Merger Agreement.

This opinion is confined to the General Corporation Law of the State of Delaware, as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)	the Restated Certificate of Incorporation of the Company in effect as of the date hereof;

(b)	the form of Amended and Restated Certificate of Incorporation of the Company that will be in effect at the Effective Time;

(c)	the By-Laws of the Company in effect as of the date hereof;

(d)	the form of Amended and Restated By-Laws of the Company that will be in effect at the Effective Time;

(e)	the unanimous written consent of the Board of Directors of the Company adopted on May 31, 2018;

(f)	the unanimous written consent in lieu of a special meeting of the stockholders of the Company adopted on May 31, 2018;

(g)	the Certificate of Good Standing of the Company, dated as of May 30, 2018, issued by the Secretary of State of the State of Delaware;

(h)	the Registration Statement;

(i)	the Plans; and

(j)	the Merger Agreement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the Merger Agreement and oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that (i) the individual grants or awards under the Plans have been duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), and (ii) prior to the issuance of any of the Shares, the Amended and Restated Certificate of Incorporation of the Company will become effective in the form filed by the Company as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by the Company and, when the Shares are issued by the Company in accordance with the terms of the Plans and the applicable award agreements pursuant to which the awards related to the Shares were made, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP

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